Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Protara Therapeutics, Inc. on Form S-8 of our report dated March 11, 2021 with respect to our audits of the consolidated financial statements of Protara Therapeutics, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 appearing in the Annual Report on Form 10-K of Protara Therapeutics, Inc. for the year ended December 31, 2020.

/s/ Marcum llp

Marcum llp

New York, NY

March 11, 2021